Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132933 on Form S-8 of Duke Energy Corporation of our report dated June 22, 2015, relating to the financial statements and supplementary information of the Duke Energy Retirement Savings Plan (the Plan) which appears in the Annual Report on Form 11-K for the year ended December 31, 2014.

/s/ McCONNELL & JONES LLP
Houston, Texas
June 22, 2015